    As filed with the Securities and Exchange Commission On December 14, 2000
                                  File No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             MTR GAMING GROUP, INC.
             (exact name of registrant as specified in its charter)


                   DELAWARE                          84-1103135
          (State or other jurisdiction    (IRS Employer Identification Number)
                 of incorporation)


         STATE ROUTE 2 SOUTH, P.O. BOX 358, CHESTER, WEST VIRGINIA 26034
                    (Address of principal executive offices)

             Agreements dated as of June 6, 1999, February 21, 2000,
                      October 13, 2000 and October 25, 2000
                            1999 Stock Incentive Plan
                            2000 Stock Incentive Plan
                              (Full title of plans)

                                EDSON R. ARNEAULT
         STATE ROUTE 2 SOUTH, P.O. BOX 358, CHESTER, WEST VIRGINIA 26036
                     (Name and address of agent of service)

                                 (304) 387-5712
          (Telephone number, including area code, or agent for service)

                           Copies of Communication to:
                              ROBERT L. RUBEN, ESQ.
                            EDWARD A. FRIEDMAN, ESQ.
                              RUBEN & ARONSON, LLP
                         3299 K STREET, N.W., SUITE 403
                             WASHINGTON, D.C. 20007
                                 (202) 965-3600

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
                                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE    AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING          AMOUNT OF
        REGISTERED            REGISTERED           SHARE                  PRICE            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Shares of Common Stock,
$.00001 par value                1,015,000              $2.50(1)              $2,537,500                $669.90
---------------------------------------------------------------------------------------------------------------
                                   885,000              $2.00(1)              $1,770,000                $467.28
---------------------------------------------------------------------------------------------------------------
                                   175,000              $6.25(1)              $1,093,750                $288.75
---------------------------------------------------------------------------------------------------------------
                                    80,000              $5.05(2)                $404,000                $106.66
---------------------------------------------------------------------------------------------------------------
                     Total       2,155,000                                    $5,805,250              $1,532.59
---------------------------------------------------------------------------------------------------------------

--------------------
(1) Based, pursuant to Rule 457(h), on the exercise price of the related option. Represents shares issuable upon the exercise of options granted by the Company prior to the date hereof.
(2) Based, pursuant to Rule 457(c), on $5.05 per share, which was the average of the high and low prices of the Registrant's Common Stock on the National Association of Securities Dealers Automated Quotation System on
     December 11, 2000. Includes 30,000 shares that may be issued by the Company upon the exercise of Options that may be granted by the Company in the future under the 2000 Stock Incentive Plan and 50,000 shares that may be issued by the Company upon the exercise of Options that may be granted by the Company in the future under the 1999 Stock Incentive Plan.

                             MTR GAMING GROUP, INC.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      INFORMATION INCORPORATED BY REFERENCE.

       There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") by MTR Gaming Group, Inc. (the "Company" or the "Registrant"):

         (a) The Registrant's Annual Report on Form 10-K (File No. 0-20508) for the fiscal year ended December 31, 1999, as amended on Form 10-K/A filed on June 16, 2000;

         (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

         (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000;

         (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000;

         (e)      The Company's Current Report on Form 8-K (filed on February 4,
                  2000);

         (f)      The Company's Current Report on Form 8-K (filed on May 3,
                  2000);

         (g)      The Company's Current Report on Form 8-K (filed on August 17,
                  2000);

         (h) The Company's Current Report on Form 8-K (filed on September 8, 2000); and

         (i) The description of the Common Stock of the Company, par value $.00001 per share ("Common Stock") contained in the Company's Registration Statement on Form 8-A dated August 6, 1992.

       All documents filed with the Commission by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.      DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Members of the law firm of Ruben & Aronson, LLP, which is counsel to the Company, collectively own 116,578 shares of Common Stock and options to acquire beneficial ownership of 725,000 shares of Common Stock (all of which shares may be acquired within 60 days).

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers an employees of corporations under certain conditions and subject to certain limitations. In addition,
Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to provide, in its articles of incorporation, that directors shall not have liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty, subject to certain prescribed exceptions.

         In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Certificate and By-laws of the Company are consistent with Section 145. The Certificate provides that no director shall be personally liable

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK] to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) for acts specified in Title 8, Section 174 of the DGCL, or
(iv) for which the director derived an improper personal benefit.

         In addition to the Certificate, the Company's By-laws provide indemnification (the "Indemnity Provisions") for any person who is or was a party to any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, arbitrative, investigative procedure by reason of the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or served in such capacity with another entity at the Company's request (such persons are defined as an "Indemnified Party" or "Indemnified Parties"). With respect to third party actions, the Indemnity Provisions represent the Company's commitment to indemnify based on such persons incurring expenses (including legal fees) judgments, fines, excise taxes, and amounts paid in settlement based on civil or criminal matters. In the case of a civil matter, the Indemnified Parties must have acted in good faith and in a manner reasonably believed by that person to be in or not opposed to the best interests of the Company. With respect to a criminal matter, the person must have had no reasonable cause to believe that the conduct was unlawful.

         With respect to derivative actions, Indemnified Parties are entitled to indemnification for any and all expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the settlement or defense of such actions. The Indemnified Party must show that he or she acted in good faith and a manner reasonably believed by that person to be in or not opposed to the best interests of the Company, except that no indemnification shall be available if such person has been adjudged liable for negligence or misconduct in performing his or her duties to the Company, unless the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Nonetheless, if the Indemnified Party is successful on the merits or otherwise, he or she need not show that the applicable standard of conduct was met. If not successful on the merits, any indemnification may only be made if the Indemnified Party applies to the Company for indemnification and (i) a majority vote of a quorum of the Board, or (ii) if a quorum is not available or even if obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by vote of the stockholders of the Company.

         With respect to both derivative actions and third party actions, the Indemnity Provisions also provide for the advancement of expenses, including actual and reasonable attorneys' fees, incurred in defending or investigating any action, suit, proceeding or claim, subject to a written affirmation by the Indemnified Party or person requesting an advance for such Indemnified Party that he or she has met the applicable standard of conduct and that he or she will repay such advance if it is ultimately determined that he or she did not meet the applicable standard of conduct.

         Notwithstanding the foregoing, the Company has discretion to impose as conditions to any of the Indemnification Provisions, such requirements as may appear appropriate in the specific case including but not limited to: (a) that any counsel representing the person be mutually acceptable to the Company and the Indemnified Party, (b) that the Company has the right to assume control of the defense of such Indemnified Party, and (c) that the Company shall be subrogated to the extent of any payments made by way of indemnification to all of such Indemnified Party's right of recovery, and do everything necessary to assure such rights of subrogation to the Company.

         The rights of Indemnified Parties under the Indemnity Provisions are not exclusive of any other rights Indemnified Parties may have under the Certificate, any agreement, vote of stockholders, vote of disinterested directors, any liability insurance policies or otherwise. The Company currently maintains a Directors and Officers liability insurance policy with coverage of $10,000,000. Although the Company believes the policy and its coverage limits to be adequate, the policy may not provide coverage in all circumstances in which the Company's directors and officers are entitled to indemnification and may not cover the Company's total liability to its directors and officers even in cases where coverage is provided.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Indemnified Parties pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.      EXHIBITS

4.1 Non-Qualified Stock Option Agreement by and between the Company and Mary Jo Needham dated as of October 13, 2000.(1)

4.2 Non-Qualified Stock Option Agreement by and between the Company and Dale Maurer dated as of October 13, 2000.(1)

4.3 Non-Qualified Stock Option Agreement by and between the Company and Sherrilyn D. Farkas dated as of October 13, 2000.(1)

4.4 Non-Qualified Stock Option Agreement by and between the Company and Tamara Pettit dated as of October 13, 2000.(1)

4.5 Non-Qualified Stock Option Agreement by and between the Company and Charles McCallion dated as of October 13, 2000.(1)

4.6 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 2000 Stock Incentive Plan.(1)

4.7 Non-Qualified Stock Option Agreement by and between the Company and James V. Stanton dated as of October 13, 2000.(1)

4.8 Non-Qualified Stock Option Agreement by and between the Company and William D. Fugazy, Jr. dated as of October 13, 2000.(1)

4.9 Non-Qualified Stock Option Agreement by and between the Company and Mary Jo Needham dated as of June 6, 1999.(1)

4.10 Non-Qualified Stock Option Agreement by and between the Company and Dale Maurer dated as of June 6, 1999.(1)

4.11 Non-Qualified Stock Option Agreement by and between the Company and Sherrilyn D. Farkas dated as of June 6, 1999.(1)

4.12 Non-Qualified Stock Option Agreement by and between the Company and Tamara Pettit dated as of June 6, 1999.(1)

4.13 Non-Qualified Stock Option Agreement by and between the Company and Albert A. Forte dated as of February 21, 2000.(1)

4.14 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 1999 Stock Incentive Plan.(1)

4.15 Non-Qualified Stock Option Agreement by and between the Company and James V. Stanton dated as of October 13, 2000.(1)

4.16 Non-Qualified Stock Option Agreement by and between the Company and William D. Fugazy, Jr. dated as of October 13, 2000.(1)

4.17 Non-Qualified Stock Option Agreement by and between the Company and Roger Szepelak dated as of October 25, 2000.(1)

5.1        Opinion of Ruben & Aronson, LLP.(1)

10.1       2000 Stock Incentive Plan of the Company.(2)

10.2       First Amendment to 2000 Stock Incentive Plan. (1)

10.3       1999 Stock Incentive Plan of the Company.(3)

23.1     Consent of Corbin & Wertz, Independent Public Accountants.(1)

23.2     Consent of BDO Seidman LLP, Independent Public Accountants.(1)

23.3     Consent of Ruben & Aronson, LLP (included in Exhibit 5.1).

24.1     Power of Attorney (included at page 6)


--------------------
(1)  Filed herewith.
(2) Incorporated by reference to the Company's Proxy Statement dated July 24, 2000, as filed with the Commission with respect to its 2000 Annual Meeting.
(3) Incorporated by reference to the Company's Proxy Statement dated July 23, 1999, as filed with the Commission with respect to its 1999 Annual Meeting.


ITEM 9.      UNDERTAKINGS.

       (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
       Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be in the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia on December 14, 2000.

                                    MTR GAMING GROUP, INC.

                                    By: /s/ EDSON R. ARNEAULT
                                       ----------------------------------------
                                    Edson R. Arneault,
                                    CHAIRMAN OF THE BOARD AND PRESIDENT


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edson R. Arneault and Robert L. Ruben, or either or them, jointly and severally, his true and lawful attorneys-in-fact and agents, with full powers and substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in- fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                          Title                                       Date


/s/ EDSON R. ARNEAULT              Chairman of the Board,
--------------------------         President and Chief Executive               December 14, 2000
Edson R. Arneault                  Officer

/s/ ROBERT A. BLATT
--------------------------         Director                                    December 14, 2000
Robert A. Blatt

/s/ ROBERT L. RUBEN
--------------------------         Director                                    December 14, 2000
Robert L. Ruben

/s/ JAMES V. STANTON
--------------------------         Director                                    December 14, 2000
James V. Stanton

/s/ WILLIAM D. FUGAZY, JR.
--------------------------         Director                                    December 14, 2000
William D. Fugazy, Jr.

/s/ MARY JO NEEDHAM
--------------------------         Principal Financial and                     December 14, 2000
Mary Jo Needham                    Accounting Officer



                                  EXHIBIT INDEX
EXHIBIT
NO.                           DOCUMENT

4.1 Non-Qualified Stock Option Agreement by and between the Company and Mary Jo Needham dated as of October 13, 2000.(1)

4.2 Non-Qualified Stock Option Agreement by and between the Company and Dale Maurer dated as of October 13, 2000.(1)

4.3 Non-Qualified Stock Option Agreement by and between the Company and Sherrilyn D. Farkas dated as of October 13, 2000.(1)

4.4 Non-Qualified Stock Option Agreement by and between the Company and Tamara Pettit dated as of October 13, 2000.(1)

4.5 Non-Qualified Stock Option Agreement by and between the Company and Charles McCallion dated as of October 13, 2000.(1)

4.6 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 2000 Stock Incentive Plan.(1)

4.7 Non-Qualified Stock Option Agreement by and between the Company and James V. Stanton dated as of October 13, 2000.(1)

4.8 Non-Qualified Stock Option Agreement by and between the Company and William D. Fugazy, Jr. dated as of October 13, 2000.(1)

4.9 Non-Qualified Stock Option Agreement by and between the Company and Mary Jo Needham dated as of June 6, 1999.(1)

4.10 Non-Qualified Stock Option Agreement by and between the Company and Dale Maurer dated as of June 6, 1999.(1)

4.11 Non-Qualified Stock Option Agreement by and between the Company and Sherrilyn D. Farkas dated as of June 6, 1999.(1)

4.12 Non-Qualified Stock Option Agreement by and between the Company and Tamara Pettit dated as of June 6, 1999.(1)

4.13 Non-Qualified Stock Option Agreement by and between the Company and Albert A. Forte dated as of February 21, 2000.(1)

4.14 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 1999 Stock Incentive Plan.(1)

4.15 Non-Qualified Stock Option Agreement by and between the Company and James V. Stanton dated as of October 13, 2000.(1)

4.16 Non-Qualified Stock Option Agreement by and between the Company and William D. Fugazy, Jr. dated as of October 13, 2000.(1)

4.17 Non-Qualified Stock Option Agreement by and between the Company and Roger Szepelak dated as of October 25, 2000.(1)

5.1        Opinion of Ruben & Aronson, LLP.(1)

10.1       2000 Stock Incentive Plan of the Company.(2)

10.2       First Amendment to 2000 Stock Incentive Plan. (1)

10.3       1999 Stock Incentive Plan of the Company.(3)

23.1       Consent of Corbin & Wertz, Independent Public Accountants.(1)

23.2       Consent of BDO Seidman, Independent Public Accountants.(1)

23.3       Consent of Ruben & Aronson, LLP (included in Exhibit 5.1).

24.1       Power of Attorney (included at page 6)


--------------------
(1)  Filed herewith.
(2) Incorporated by reference to the Company's Proxy Statement dated July 24, 2000, as filed with the Commission with respect to its 2000 Annual Meeting.
(3) Incorporated by reference to the Company's Proxy Statement dated July 23, 1999, as filed with the Commission with respect to its 1999 Annual Meeting.


                                       2